Exhibit 99.1
TRUE RELIGION APPAREL INC.
For: True Religion Apparel Inc.
Contact:
True Religion Apparel Inc.
Charles Lesser, Chief Financial Officer
(323) 266-3072
Investor Relations
Bill Zima/James Palczynski
(203) 682-8200
TRUE RELIGION APPAREL, INC. REPORTS SETTLEMENT AGREEMENT
Los Angeles, California – March 23, 2006 – True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that it had entered into a definitive Settlement Agreement and General Release with Joseph Canouse, who had served as a consultant to the Company in 2004. Pursuant to the terms of the agreement, the Company has agreed to issue 100,000 shares of its common stock to Mr. Canouse as well as to make a cash payment of $100,000 to Mr. Canouse. The Company had previously taken a one-time, non-cash charge of $2.1 million and had accrued $100,000 for the proposed legal settlement in the fiscal fourth quarter of 2005. The Company reiterates comfort with its 2006 revenue and diluted earnings per share guidance set forth on March 15, 2006.
Jeff Lubell, President and Chief Executive Officer commented, “We are extremely pleased to put this matter behind us and for management to continue to focus on executing our business plan and growing our business. Kym and I are excited about our company’s prospects and we remain optimistic about our business and our ability to continue to build a premier lifestyle brand. Our outlook in 2006 continues to be positive as we seek to maximize financial results for our stockholders.”
About True Religion Apparel, Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Japan, Canada, Mexico, the United Kingdom, Europe, South Africa and Australia. True Religion Brand Jeans can be found at Nordstrom, Neiman Marcus, Saks Fifth Avenue, Bloomingdales, Barney’s, Urban Outfitters, Ron Herman, Henri Bendel, and approximately 600 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barneys Japan and Isetan; in England, including Selfridges, Harrod’s and Harvey Nichols and in France including Galleries Lafayette.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.